Exhibit 5.13

[Greenberg Traurig Letterhead]

[          ], 2011

ClubCorp Club Operations, Inc.

3030 LBJ Freeway, Suite 600

Dallas, Texas 75234

Ladies and Gentlemen:

We have acted as Pennsylvania counsel to those entities listed on Schedule A attached hereto and made a part hereof (each, a “Guarantor” and collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by ClubCorp Club Operations, Inc., a Delaware corporation (the “Company”), the Guarantors and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $415,000,000 aggregate principal amount of 10% Senior Notes due 2018 (the “Exchange Notes”) and the issuance by the Company, the Guarantors and the other guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes will be issued under, and the Guarantees are issued as provided in, an indenture dated as of November 30, 2010 (the “Indenture”), among the Company, the guarantors named therein (including the Guarantors) and Wilmington Trust FSB, as trustee (the “Trustee”). The Company will offer the Exchange Notes and the Guarantees in exchange for up to $415,000,000 aggregate principal amount of its outstanding 10% Senior Notes due 2018 and the related guarantees.

We have examined the Registration Statement and the Indenture, which Indenture has been filed with the Commission as an exhibit to the Registration Statement. We have also reviewed the organizational documents of each of the Guarantors listed on Schedule A (the “Organizational Documents”) and officer’s certificates with resolutions and other documents attached thereto of each Guarantor, each dated November 30, 2010, confirmed to be unchanged by a statement of counsel for the Guarantors dated March 14, 2011, and an Officer’s Certificate of the Guarantors dated [          ], 2011 (collectively, the “Resolutions”).  We have also reviewed all other documents that we believe are necessary to render the opinions set forth below. As to questions of fact material to this opinion, we have relied upon and assumed the correctness of certificates or comparable documents of public officials and resolutions, certificates and statements made by representatives of the Guarantors and the factual representations and warranties set forth in the documents listed in the first paragraph of this letter (the “Transaction Documents”), all without investigation.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have assumed that the Exchange Notes and the Indenture are the Company’s valid and legally binding obligations and that the Indenture is the valid and legally binding obligation of the Company, the guarantors named therein and the Trustee.

References in the opinion to the “State” shall mean the Commonwealth of Pennsylvania. We express no opinion with respect to the laws of any state other than the Laws of the State.

All statements made ‘‘to our knowledge” are made solely to current actual knowledge of the attorneys of this firm who are directly involved with this project and without any inquiry or investigation.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, and the Laws of the State currently in effect, we are of the opinion that:

1.               Each of the Guarantors is validly existing and subsisting under the laws of the State.

2.               Each of the Guarantors has the requisite corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

3.               Each of the Guarantors has duly authorized, executed and delivered the Indenture.

4.               Each Guarantor’s Guarantee has been duly authorized by such Guarantor, and duly executed and issued by such Guarantor’s execution of the Indenture.

5.               The execution and delivery by each Guarantor of the Indenture, and the consummation of the transaction contemplated thereby (a) do not conflict with or violate any provision of the respective Guarantor’s Organizational Documents, (b) do not conflict with or violate any State statute or any rule or regulation applicable to any Guarantor, and (c) do not conflict with any order issued by any court or governmental agency or body and binding on any Guarantor which has been identified to us by any Guarantor to be presently in effect and binding on any of the Guarantors.

The opinions set forth in this letter are further subject to the following assumptions, qualifications and limitations:

(i)              Our opinion in paragraph 1 above is based on subsistence certificates of the Guarantors issued by the State on March 16, 2011, and all other documents that we believe are necessary to render such an opinion.

(ii)             This opinion letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

Without limiting the foregoing, we have assumed the compliance of the Transaction Documents with all federal securities laws.

(iii)            We have been retained to act as Pennsylvania counsel to the Guarantors in connection with the Loan. We are not general counsel to the Guarantors and are not generally informed as to their business affairs.

The foregoing opinions may be relied upon by your counsel, Simpson Thacher & Bartlett LLP, in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

Greenberg Traurig, LLP

SCHEDULE A

Guarantors	Organizational Documents

Pyramid Club Management, Inc.	• Amended and Restated Articles of Incorporation • Amended and Restated Bylaws • Resolutions of the equity owner and board of directors

Rivers Club, Inc.	• Amended and Restated Articles of Incorporation • Amended and Restated Bylaws • Resolutions of the equity owner and board of directors

Diamond Run Club, Inc.	• Amended and Restated Articles of Incorporation • Amended and Restated Bylaws • Resolutions of the equity owner and board of directors

Treesdale Country Club, Inc.	• Amended and Restated Articles of Incorporation • Amended and Restated Bylaws • Resolutions of the equity owner and board of directors